Exhibit 99.1

Press Release

(Houston — September 22, 2005) Plains All American Pipeline, L.P. (NYSE: PAA) announced today the issuance and sale by the Partnership of 4,500,000 Common Units at a public offering price of $42.20 per unit.

Wachovia Capital Markets, LLC and UBS Securities LLC are serving as joint book-running managers of the offering. Co-managers on the offering include Citigroup Global Markets Inc., A.G. Edwards & Sons, Inc., Lehman Brothers Inc., RBC Capital Markets and Sanders Morris Harris.

Excluding the Underwriters’ over-allotment option, net proceeds from the offering, including the general partner’s proportionate capital contribution and expenses associated with the offering, will be approximately $185.9 million. Concurrent with this public offering, the Partnership has agreed to sell 679,000 common units, also to be issued pursuant to its existing shelf registration statement, to Kayne Anderson MLP Investment Company and Kayne Anderson Energy Total Return Fund, Inc. in a privately negotiated transaction. Net proceeds from this direct placement, including the general partner’s proportionate capital contribution and expenses associated with the direct placement, will be approximately $28.0 million. The direct placement is conditioned on the consummation of the public offering, but the public offering is not conditioned on the consummation of the direct placement.

The Partnership intends to use the net proceeds from these issuances, including its general partner’s proportionate capital contribution, to repay indebtedness outstanding under its senior unsecured revolving credit facility and for general partnership purposes. A portion of the debt to be repaid was incurred as a result of the recent acquisition by PAA/Vulcan Gas Storage, LLC of Energy Center Investments, which develops and operates underground natural gas storage facilities. The Underwriters were also granted an option to purchase up to an additional 675,000 Common Units.

Because the Partnership’s headquarters are based in Houston, in anticipation of potential logistical complications as a result of Hurricane Rita, the Partnership and the Underwriters have agreed that delivery of the common units will be made against payment therefore on or about September 30, 2005, which will be the fifth business day following the pricing of the common units.

A copy of the prospectus supplement and related base prospectus relating to this offering may be obtained from Wachovia Capital Markets, LLC, 7 St. Paul Street, First Floor, Baltimore, MD 21202, Attn: Equity Syndicate, Phone: 443-263-6400, or from UBS Securities LLC, 299 Park Avenue, Prospectus Department, New York, NY 10171, Telephone 212-821-3000, or from any of the other underwriters.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, stability of the capital markets, and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil discussed in the Partnership’s filings with the Securities and Exchange Commission.

Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, and crude oil gathering, marketing, terminalling and storage, as well as the marketing and storage of liquefied petroleum gas and other petroleum products, in the United States and Canada. Through its 50% ownership in PAA/Vulcan Gas Storage LLC, a joint venture with a subsidiary of Vulcan Capital, the Partnership is engaged in the development and operation of natural gas storage facilities in Michigan and Louisiana. The Partnership’s common units are traded on the New York Stock Exchange under the symbol “PAA.” The Partnership is headquartered in Houston, Texas.